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                                                                    Exhibit 3.15

                         SHAREHOLDER RIGHTS AGREEMENT
                         ----------------------------

This Agreement is dated as of 17 June, 1997 between Sky Games International Ltd. ("Sky Games"), a Bermuda exempted company, and Harrah's Interactive Investment Company, a Nevada corporation ("HIIC").

WHEREAS:

A. Interactive Entertainment Limited ("IEL"), a Bermuda exempted company, proposes to amalgamate with and into SGI Holding Corporation Limited ("SGIHC"), a Bermuda exempted company (the "Amalgamation"), pursuant to a Plan and Agreement of Merger and Amalgamation dated 13 May, 1997 (the "Amalgamation Agreement"), whereby each issued and outstanding share of common stock, US$1.00 par value per share of IEL will be cancelled and, in respect of such shares owned by HIIC, which will be converted into shares of common stock of US$.01 par value each of the Sky Games;

B. SGIHC will amalgamate with and into Sky Games immediately after the Amalgamation (the "Parent Amalgamation"; the company continuing therefrom is hereafter referred to as the "Amalgamated Company").

NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, each party hereto agrees as follows:
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I.   TERMS
     -----

Capitalised terms not defined herein shall have the same meanings ascribed to them as set out in the Bye-laws of Sky Games as in effect upon the closing of the Amalgamation (the "Bye-laws").

II.  BOARD APPROVAL RIGHTS
     ---------------------

(A) As long as the HIIC Entities own 20% or more of the outstanding Voting Shares of the Amalgamated Company on a "fully diluted basis" (as such term is defined in the Bye-laws), none of the following actions shall be taken by the Amalgamated Company unless the same shall first be approved by a Special Board
Majority:

     (a) the sale of all or any material portion of the assets of the Amalgamated Company together with any corporation, partnership, joint venture or other legal entity of which the Amalgamated Company (either alone or through or together with any other of its Subsidiaries), owns, directly or indirectly, fifty percent (50%) or more of the capital stock or other equity interest the holders of which are generally entitled to vote with respect to the election of directors or other managing authority and/or other matters to be voted on in such corporation, partnership, joint venture or other legal entity (each a "Subsidiary").

     (b) the incurrence, renewal, refinancing, prepayment or amendment of the terms of indebtedness of the Amalgamated Company together with its Subsidiaries in excess of US$5 million in any one fiscal year;

     (c) the Amalgamated Company or any of its Subsidiaries entering into any material joint venture or partnership agreement which is beyond activities on board commercial
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          aircraft through the use of in-flight entertainment hardware and software installed or installable on aircraft seats and in aircraft cabins;

     (d) any material acquisition of assets by the Amalgamated Company or any of its Subsidiaries, including by lease or otherwise (other than by merger, consolidation or amalgamation) and other than pursuant to a previously approved budget or plan, or the acquisition by the Amalgamated Company or any of its Subsidiaries of the stock of another entity, in each case involving an acquisition valued at US$5 million or more;

     (e) any material change in the nature of the business conducted by the Amalgamated Company or any of its Subsidiaries;

     (f) any material amendments to the MIP (as defined in the Amalgamation Agreement) for 12 months following the closing of the Parent Amalgamation;

     (g) the adoption of any stock option plans for greater than 5% of the then outstanding Common Shares of the Amalgamated Company on a fully-diluted basis other than the MIP in any one fiscal year;

     (h)  material changes in accounting policies; and

     (i)  the creation or adoption of any shareholder rights plan.
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(B)  As long as the HIIC Entities own 10% or more of the outstanding Voting
Shares of the Amalgamated Company on a fully diluted basis, none of the following actions shall be taken by the Amalgamated Company unless the same shall first be approved by a Special Board Majority:

     (a) any change in or conduct of the Amalgamated Company's or any of its Subsidiaries' business or proposed business (including, but not limited to, the terms of repurchase or redemption of any debt from any holder thereof if such holder would be a Disqualified Holder (as defined in the Bye-laws) if such Person held shares of the Amalgamated Company) that would constitute or result in; or (b) any action or inaction of or by the Amalgamated Company or any of its Subsidiaries

which HIIC or the Affiliates of HIIC determine in their reasonable business judgement would result in, in the case of either (a) or (b), any actual or threatened disciplinary action or any actual or threatened regulatory sanctions with respect to or affecting the loss of, or the inability to obtain or failure to secure the reinstatement of, any registration, certification, license or other regulatory approval held by HIIC or the Affiliates of HIIC in any jurisdiction in which HIIC or any of the Affiliates of HIIC are actively conducting business or as to which any of them has received final approval or authorisation or proceed, even on a preliminary basis, from its respective board of directors (or any appropriate committee established by such board of directors) of plans to conduct business (each such change, conduct, action or inaction referred to herein as a "Disqualifying Action"); provided, the reasonable business judgement to be exercised by HIIC and the Affiliates of HIIC in determining whether a Disqualifying Action has occurred or would result need not involve any consideration of the effect of the Disqualifying Action on the Amalgamated Company alone or together with its Subsidiaries because the purpose of the protections afforded by the determination of a Disqualifying Action is for the benefit of the separate businesses and investments of HIIC and the Affiliates of HIIC.
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III. ENTIRE AGREEMENT; AMENDMENT
     ---------------------------

This Agreement constitutes the entire agreement between the parties in respect of the subject matter hereof. No provision of this Agreement may be amended or waived except by an instrument in writing executed by the parties.

IV.  GOVERNING LAW
     -------------

This Agreement shall be governed by and construed in accordance with the laws of Bermuda, regardless of the laws that might otherwise govern under applicable principles of conflict of laws of such country, and the parties hereby submit expressly to the non-exclusive jurisdiction of the courts of Bermuda.

V.   HEADINGS
     --------

The headings appearing above certain paragraphs of this Agreement are for convenience only and shall not affect the construction or interpretation hereof.

VI.  ASSIGNMENT
     ----------

Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by operation of law or otherwise by any party hereto without the prior written consent of the other party, and any purported assignment without such consent shall be void; provided that HIIC may assign this Agreement to any of its Affiliates without consent. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties.

VII. SEVERABILITY
     ------------

If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless
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remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon any determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

VIII. ENFORCEMENT OF THIS AGREEMENT

The parties hereto agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of Bermuda or the United States of America or any state having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity. In any action to enforce its rights hereunder, the prevailing party shall be entitled to recover its reasonable fees and expenses (including reasonable attorney's fees and expenses) from the non-prevailing party.

IX. COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement.
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SIGNED by                        )
for and on behalf of SKY GAMES   )   /s/ Laurence Geller
INTERNATIONAL LTD. in the        )
presence of                      )   /s/ Andrew W. McCune




SIGNED by                        )
for and on behalf of HARRAH'S    )   /s/ John M. Boushy
INTERACTIVE INVESTMENT COMPANY   )
in the presence of               )   /s/ John McConomy